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MabVax Therapeutics Announces the Closing of its Public Offering

SAN DIEGO (August 22, 2016) – MabVax Therapeutics Holdings, Inc. (Nasdaq: MBVX), a clinical-stage oncology drug development company announces the closing of its public offering of common stock and Series F Preferred Stock and warrants for a total of $9.4 million, including approximately $800,000 received from the underwriter in exercising the full amount of its over-allotment option.  Sold in the offering were a combination of common stock and Series F Preferred Stock at $4.81 per share of common stock or Series F Preferred Stock, and included one Class A warrant exercisable at $5.55 per share and one Class B warrant exercisable at $6.29 per share for each share of common stock or Series F Preferred Stock sold in the offering.  Both OPKO Health, Inc. (Nasdaq: OPK) and Dr. Phillip Frost, CEO and Chairman of OPKO Health, participated in the offering.

The total gross proceeds of the public offering were before the underwriter’s discount and expenses.  The warrants are immediately exercisable and expire August 17, 2019.  Neither the warrants nor the Series F Preferred Stock will be separately listed on any securities exchange or other trading market.  Laidlaw & Company (UK) Ltd. acted as the sole book-running manager for this offering including exercise of the over-allotment option.

A registration statement relating to these securities was previously filed on Form S-1 (333-211421) with the Securities and Exchange Commission (the “SEC”), and was declared effective by the SEC on August 16, 2016. A final prospectus relating to the offering may be obtained on the SEC’s website located at www.sec.gov, and electronic copies of the final prospectus may also be obtained from Laidlaw & Company (UK) Ltd., Attention: Syndicate Department, 546 Fifth Avenue, New York, NY 10036, by telephone at (212) 953-4900 or by email at syndicate@laidlawltd.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MabVax:

MabVax Therapeutics Holdings, Inc. is a clinical-stage biotechnology company focused on the development of antibody-based products to address unmet medical needs in the treatment of cancer.  MabVax has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers with the Company’s proprietary vaccines.  MabVax’s HuMab-5B1 antibody is fully human and was discovered from the immune response of cancer patients vaccinated with an antigen-specific vaccine during a Phase I trial at Memorial Sloan Kettering Cancer Center, or MSK.  In preclinical research, the 5B1 antibody has demonstrated high specificity and affinity, and has shown potent cancer cell killing capacity and efficacy in animal models of pancreatic, colon and small cell lung cancers.  The antigen the antibody targets is expressed on more than 90% of pancreatic cancers making the antibody potentially broadly applicable to most patients suffering from this type of cancer.   MabVax’s two lead antibody clinical programs, currently in Phase I clinical trials, utilize HuMab-5B1 as a naked antibody (MVT-5873) and as an immuno-PET imaging agent (MVT-2163).  MabVax also has the exclusive license to the therapeutic vaccines from MSK.   Additional information is available at www.mabvax.com.

Forward Looking Statements:

This press release contains “forward-looking statements” regarding matters that are not historical facts, including statements relating to the Company’s clinical trials and product development pipeline.  We have no assurance that all of the product development pipeline will be fully developed by the Company.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Words such as “anticipates,” “plans,” “expects,” “intends,” “will,” “potential,” “hope” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect.  Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties.  Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company’s periodic filings with the Securities and Exchange Commission, including the factors described in the section entitled “Risk Factors” in its annual report on Form 10-K for the fiscal year ended December 31, 2015, as amended and supplemented from time to time and the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov.  The parties do not undertake any obligation to update forward-looking statements contained in this press release.

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